FAMILY TRAVEL


You have available for your use up to $3,000 per calendar year for travel expenses incurred by members of your immediate family while accompanying you on a business-related trip. You may carry over up to one year's allowance ($3,000) from one year to the next. This program is in addition to any spouse travel required for company-related business reasons.

Family travel reimbursements under this program are taxable income and will be reported in your W-2 earnings on a monthly basis, and appropriate withholdings will be deducted from your paycheck.

Immediate family members include your spouse, children, mother, father, brother, sister, mother- and father-in-law, and son- and daughter-in-law. Types of expenses that will be reimbursed are air or surface travel, meals, lodging, and tips. Entertainment expenses are excluded.

Family travel expenses should be submitted for reimbursement to the Human Resources Controller, Boise, on a Boise Cascade Expense Report form. When submitting these expenses, please follow the same instructions you use in filling out an Expense Report for your own company travel expenses.